Exhibit 4.27

Gondwana Gold Inc.
Brookfield Place
181 Bay Street, Suite 4400
Toronto, Ontario M5J 2T3

August 17, 2011

Bridgeport Ventures Inc.
36 Toronto Street
Suite 1000
Toronto, ON
M5C 2C5

Attention: **Ms. Shastri Ramnath,**
CEO

Dear Ms. Ramnath:

Re: Option Agreement made as of August 20, 2010 between Bridgeport Ventures Inc. and China Opportunity Inc. (now Gondwana Gold Inc.) relating to the McCart Property (the "Option Agreement")

Further to our recent discussions we wish to confirm our understanding that, for the consideration of the issuance of 25,000 common shares in the capital of Gondwana Gold Inc. ("**Gondwana**") to Bridgeport Ventures Inc. ("**Bridgeport**") as further described below, the sum of $10 now paid by each of the parties to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties have agreed as follows:

1. Regulatory Approval (as such term is defined in the Option agreement) was received on August 20, 2010.

2. Section 4.1 of the Option Agreement is amended by deleting the chart and the accompanying notes thereto contained in such section in their entirety and replacing them with the chart contained in Annex 1 hereto.

3. In consideration for the extension contemplated in paragraph 2 above and Annex 1, Gondwana shall, subject to board of directors approval and required regulatory approvals, issue 25,000 common shares to Bridgeport.

4. Gondwana covenants and agrees that it shall re-stake each of claim numbers 4244894, 4244895 and 4244896 (the "**Subject Claims**") which originally comprised part of the Claims (as defined in the Option Agreement) and which have since lapsed, such that each of the Subject Claims shall be in good standing registered in the name of Bridgeport as of February 20, 2012.

5. The Option Agreement, as amended hereby, shall continue in full force and effect, unamended.

6. No amendment or interpretation of this letter agreement shall be binding upon the parties hereto unless such amendment or interpretation is in written form executed by all of the parties to this letter agreement.

7. This letter agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Each party irrevocably submits to the exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

8. This letter agreement may be signed by fax or other electronic means of transmitting documents and in counterpart.

Kindly confirm your agreement to the foregoing by signing below.

Yours faithfully,

GONDWANA GOLD INC.

Per: [signature]
Name: YVES GROU
Title: CEO

The foregoing is hereby agreed to this 18th day of August, 2011.

BRIDGEPORT VENTURES INC.

Per: [signature]
Name: SHASTRI RAMNATH
Title: PRESIDENT, CEO, & DIRECTOR

ANNEX 1

Timing	Cash Payment to Optionor	Common Shares of Optionee[3] Issued to Optionor	Expenditure/Work Payment[4]	Interest Earned by Optionee[1]
Upon receipt of Regulatory Approval	$20,000[2]	400,000[2]	Nil	Nil
On or before February 20, 2012	Nil	250,000	$150,000	Nil
On or before Third Anniversary of receipt of Regulatory Approval	Nil	400,000	$250,000	Nil
Totals	**$20,000**	**1,050,000**	**$400,000**	**50%**

Notes:

1. For greater certainty, once the Optionee has earned a 50% interest in the Claims pursuant to Section 4.1, such interest shall be retained by the Optionee in the event that the Optionee does not earn an additional 20% interest in the Claims pursuant to Section 4.2 below.

2. The initial cash payment and the initial share issuance are subject to Regulatory Approval.

3. Representing the number of common shares of the Optionee issuable to the Optionor, calculated based on the common shares of the Optionee as constituted on the date of this Agreement.

4. Representing the funds (**"Work Payments"**) to be paid by Optionee to Optionor to fund Work commitments, all in accordance with the provisions of Sections 4.7, 5 and 7 hereof.